Exhibit 99.1

Old Point Releases First Quarter 2018 Results

Hampton, VA, April 26, 2018 (PRNewswire) Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $942 thousand ($0.19 per diluted share) for the three months ended March 31, 2018. This compares to net income of $942 thousand ($0.19 per diluted share) for the three months ended March 31, 2017.

Net operating earnings (Non-GAAP) were $1.1 million ($0.23 per diluted share) for the first quarter of 2018, an increase of $205 thousand or 21.8% from $942 thousand ($0.19 per diluted share) for the first quarter of 2017. Net operating earnings for the first quarter of 2018 exclude $205 thousand in after-tax merger-related expenses. The Company's first quarter 2018 net operating earnings (Non-GAAP) increased $366 thousand, or 46.9%, from the preceding quarter.

Robert Shuford, Jr., President and CEO of Old Point National Bank said, "We are very pleased with our start in 2018. We continue to see momentum in building customer relationships and new account acquisition through a focus on our internal sales management processes. Revenue growth continued to be a positive in the quarter, and we experienced notable improvement in charge-off levels and past dues. Net loan growth slowed during the quarter on some accelerated pay-downs and our first sale of a pool of consumer automobile loans, but pipelines remain strong as we move into the second quarter. Certainly adding to our positive momentum is the completion of the acquisition of Citizens National Bank (Citizens) of Windsor, Virginia on April 1, 2018, which moved our Company past the $1 billion threshold in total assets for the first time. We are excited to bring the Citizens team into the Old Point family and expect their lenders to add momentum and complement our lending strategies."

Highlights of the quarter are as follows:

•	Net interest income after provision for loan losses improved to $7.2 million, an increase of 12.3% over the previous quarter and 11.3% over the first quarter of 2017.

•
Return on average assets (ROA) was 0.38% compared to (1.19%) in the prior quarter and 0.42% in the first quarter of 2017. Net operating ROA (Non-GAAP) was 0.46% compared to 0.32% and 0.43% in the fourth and first quarters of 2017, respectively.

•	Annualized net charge-offs as a percentage of average loans improved to 0.13% from 0.41% in the fourth quarter of 2017 and 0.24% in the first quarter of 2017.

•	Total assets increased to $993.8 million, representing growth of $11.9 million, or 1.2%, from December 31, 2017 and $71.0 million, or 7.7%, from March 31, 2017.

•
The Company completed its acquisition of Citizens on April 1, 2018. Under the terms of the merger agreement, Citizens shareholders received 0.1041 shares of Old Point stock and $2.19 in cash for each share of Citizens stock. Systems integration is scheduled to be completed in late May. The Company's first quarter results do not include the financial assets of Citizens.

Net Interest Income

Net interest income for the first quarter of 2018 was $7.7 million, an increase of $79 thousand, or 1.0%, from the fourth quarter of 2017 and an increase of $608 thousand, or 8.5%, from the first quarter of 2017. The quarter-over-quarter and year-over-year increases in net interest income are attributable to higher average earning asset balances, partially offset by higher funding costs. The tax-equivalent net interest margin for the quarter was 3.48%, down from 3.57% in the prior quarter and 3.69% in the same period a year ago. The margin contractions were due to increased rates on interest-bearing deposits and borrowings. The Tax Cuts and Jobs Act also negatively impacted the margin. The lowering of the federal corporate income tax rate to 21% reduced the benefit of the Company's interest income from tax-exempt state and municipal securities.

Asset Quality

Non-performing assets (NPAs) totaled $16.5 million as of March 31, 2018, up from $16.1 million at December 31, 2017 and $15.1 million at March 31, 2017. NPAs as a percentage of total assets were 1.66%, which compares to 1.64% at December 31, 2017 and 1.63% at March 31, 2017. Non-accrual loans increased to $14.1 million from $12.9 million at December 31, 2017 and $11.0 million at March 31, 2017. Loans past due 90 days or more and still accruing interest decreased to $2.2 million from $3.2 million at December 31, 2017 and $3.0 million at March 31, 2017. Of the loans past due 90 days or more at March 31, 2018, approximately $2.0 million were government-guaranteed student loans. Other real estate owned was $203 thousand at March 31, 2018 after one property was added during the first quarter. The Company had no other real estate owned at December 31, 2017 and $1.1 million at March 31, 2017.

The allowance for loan and lease losses (ALLL) was $9.7 million at March 31, 2018 compared to $9.4 million at December 31, 2017 and $8.5 million at March 31, 2017. The ALLL as a percentage of loans held for investment was 1.33% at March 31, 2018 compared to 1.28% at December 31, 2017 and 1.34% at March 31, 2017. Net loans charged-off during the quarter totaled $243 thousand, which compares to net charge-offs of $738 thousand and $372 thousand in the preceding quarter and first quarter of 2017, respectively. On an annualized basis, net charge-offs as a percentage of average loans were 0.13% for the first quarter of 2018 compared to 0.41% in the fourth quarter of 2017 and 0.24% in the first quarter of 2017.

Noninterest Income

Total noninterest income for the quarter was $3.4 million, down $88 thousand, or 2.6%, from the previous quarter but up $192 thousand, or 6.1% from the first quarter of 2017. The quarter-over-quarter decline resulted from lower deposit service charges and mortgage banking income, which was partially offset by increases in gains from sales of available-for-sale securities, bank-owned life insurance income, and other service charges, commissions and fees. The increase in noninterest income relative to the year ago period was largely due to higher mortgage banking income and securities gains.

Noninterest Expense

Noninterest expense totaled $9.6 million for the first quarter of 2018. This represents a decrease of $3.2 million, or 25.1%, from the fourth quarter of 2017 and an increase of $923 thousand, or 10.6%, from the first quarter of 2017. The decline relative to the preceding quarter was principally related to a nonrecurring charge of $3.4 million in the fourth quarter of 2017 associated with the termination and settlement of the Company's defined benefit pension plan.  Increases in merger-related expenses, salaries and employee benefits, professional services, data processing, and FDIC insurance expenses were responsible for the year-over-year increase in noninterest expense.

Balance Sheet Review

Total assets as of March 31, 2018 were $993.8 million, an increase of $11.9 million, or 1.2%, from December 31, 2017. Net loans held for investment decreased $5.9 million during the quarter. The strong loan growth experienced over recent quarters moderated during the first quarter in part due to accelerated payoffs. Also, the Company sold an $8.8 million pool of consumer automobile loans during the quarter at approximately book value as part of a strategy to maintain a balanced loan portfolio. Cash and cash equivalents increased $29.0 million from December 31, 2017.

Total liabilities increased $13.3 million, or 1.5%, during the quarter. Total deposits increased $5.4 million, or 0.7%, to $789.0 million. Noninterest-bearing deposits increased $5.6 million, or 2.5%, and savings deposits increased $4.8 million, or 1.4%, while time deposits declined by $5.0 million, or 2.4%. Overnight repurchase agreements increased $15.4 million, or 74.7%, and Federal Home Loan Bank advances increased by $2.5 million, or 3.7%, from December 31, 2017.

 Total stockholders' equity declined 1.4% from December 31, 2017 to $95.0 million. This was the result of a $2.0 million increase in the net unrealized loss on available-for-sale securities, a component of accumulated other comprehensive loss on the consolidated balance sheets. This was driven by increases in market rates during the quarter.

Non-GAAP Financial Measures – In addition to the Company's results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including net operating earnings, net operating earnings per share, and net operating ROA.  A schedule reconciling these non-GAAP financial measures is provided at the end of this press release.  The Company uses these non-GAAP financial measures in its internal analysis of financial and operating performance and the Company's management believes that they provide greater transparency regarding management's view of the Company's performance.  These non-GAAP financial measures should be read in conjunction with, and not as a substitute for, the Company's GAAP results.  In addition, because not all companies use identical calculations, the Company's presentation of its non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding the acquisition of Citizens National; future financial performance; future impacts of the Tax Act on the Company's operations; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of increases in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to: the possibility that any of the anticipated benefits of the acquisition of Citizens will not be realized or will not be realized within the expected time period; Citizens may not be integrated into Old Point successfully or such integration may be more difficult, time-consuming, or costly than expected. Other factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2017. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Jeffrey Farrar, Chief Financial Officer & Senior Vice President/Finance of Old Point Financial Corporation at 757-728-1248, or Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757-251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share and per share data)	2018	2017
	(unaudited)
Assets

Cash and due from banks	$37,019	$13,420
Interest-bearing due from banks	3,866	908
Federal funds sold	2,552	84
Cash and cash equivalents	43,437	14,412
Securities available-for-sale, at fair value	146,057	157,121
Restricted securities	4,023	3,846
Loans held for sale	715	779
Loans held for investment, net	723,144	729,092
Premises and equipment, net	36,754	37,197
Bank-owned life insurance	26,190	25,981
Goodwill	621	621
Other real estate owned, net	203	-
Other assets	12,629	12,777
Total assets	$993,773	$981,826

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$231,345	$225,716
Savings deposits	349,881	345,053
Time deposits	207,801	212,825
Total deposits	789,027	783,594
Federal funds purchased	-	10,000
Overnight repurchase agreements	36,141	20,693
Federal Home Loan Bank advances	70,000	67,500
Accrued expenses and other liabilities	3,607	3,651
Total liabilities	898,775	885,438

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
5,020,784 and 5,019,703 shares outstanding
(includes 2,245 shares of nonvested restricted stock)	25,093	25,087
Additional paid-in capital	17,298	17,270
Retained earnings	55,267	54,738
Accumulated other comprehensive loss, net	(2,660)	(707)
Total stockholders' equity	94,998	96,388
Total liabilities and stockholders' equity	$993,773	$981,826

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$7,895	$7,659	$6,780
Interest on due from banks	4	3	5
Interest on federal funds sold	2	2	3
Interest on securities:
Taxable	494	490	496
Tax-exempt	344	369	427
Dividends and interest on all other securities	60	57	14
Total interest and dividend income	8,799	8,580	7,725

Interest Expense:
Interest on savings deposits	104	102	64
Interest on time deposits	616	609	519
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	10	12	5
Interest on Federal Home Loan Bank advances	324	191	-
Total interest expense	1,054	914	588
Net interest income	7,745	7,666	7,137
Provision for loan losses	525	1,235	650
Net interest income after provision for loan losses	7,220	6,431	6,487

Noninterest Income:
Fiduciary and asset management fees	983	966	966
Service charges on deposit accounts	870	1,030	927
Other service charges, commissions and fees	1,067	1,041	1,016
Bank-owned life insurance income	209	179	198
Mortgage banking income	141	183	6
Gain on sale of available-for-sale securities, net	80	7	-
Other operating income	5	37	50
Total noninterest income	3,355	3,443	3,163

Noninterest Expense:
Salaries and employee benefits	5,477	5,213	5,097
Pension termination settlement	-	3,350	-
Occupancy and equipment	1,477	1,517	1,449
Data processing	516	455	414
FDIC insurance	191	156	96
Customer development	182	124	144
Professional services	488	668	373
Employee professional development	192	143	236
Loan related expenses	126	133	60
Other taxes	170	141	143
ATM and other losses	97	232	177
Merger expenses	205	241	-
Other operating expenses	508	481	517
Total noninterest expense	9,629	12,854	8,706
Income (loss) before income taxes	946	(2,980)	944
Income tax expense (benefit)	4	(91)	2
Net income (loss)	$942	$(2,889)	$942

Basic Earnings (Loss) per Share:
Average shares outstanding	5,020,075	5,018,093	4,977,267
Net income (loss) per share of common stock	$0.19	$(0.58)	$0.19

Diluted Earnings (Loss) per Share:
Average shares outstanding	5,020,146	5,018,093	4,991,864
Net income (loss) per share of common stock	$0.19	$(0.58)	$0.19

Cash Dividends Declared per Share:	$0.11	$0.11	$0.11

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income* And Rates*
	For the quarter ended March 31,
		2018			2017
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate**	Balance	Expense	Rate**
			(dollars in thousands)
ASSETS
Loans held for investment*	$744,620	$7,901	4.24%	$616,357	$6,811	4.42%
Loans held for sale	756	9	4.76%	-	-	0.00%
Investment securities:
Taxable	94,387	494	2.09%	107,141	496	1.85%
Tax-exempt*	57,929	436	3.01%	72,441	647	3.57%
Total investment securities	152,316	930	2.44%	179,582	1,143	2.55%
Interest-bearing due from banks	1,150	4	1.39%	2,108	5	0.95%
Federal funds sold	455	2	1.76%	1,598	3	0.75%
Other investments	4,415	60	5.44%	970	14	5.77%
Total earning assets	903,712	$8,906	3.94%	800,615	$7,976	3.98%
Allowance for loan losses	(9,842)			(8,392)
Other non-earning assets	93,388			108,220
Total assets	$987,258			$900,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$27,597	$3	0.04%	$28,226	$2	0.03%
Money market deposit accounts	231,035	91	0.16%	236,060	52	0.09%
Savings accounts	85,505	10	0.05%	79,997	10	0.05%
Time deposits	211,641	616	1.16%	207,138	519	1.00%
Total time and savings deposits	555,778	720	0.52%	551,421	583	0.42%
Federal funds purchased, repurchase
agreements and other borrowings	28,353	10	0.14%	20,632	5	0.10%
Federal Home Loan Bank advances	80,333	324	1.61%	-	-	0.00%
Total interest-bearing liabilities	664,464	1,054	0.63%	572,053	588	0.41%
Demand deposits	223,056			228,062
Other liabilities	3,452			5,846
Stockholders' equity	96,286			94,482
Total liabilities and stockholders' equity	$987,258			$900,443
Net interest margin		$7,852	3.48%		$7,388	3.69%

*Computed on a fully tax-equivalent basis using a 21% rate in 2018 and a 34% rate in 2017
**Annualized

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2018	2017	2017
	(unaudited)		(unaudited)

Net interest margin (FTE)	3.48%	3.57%	3.69%
NPAs/total assets	1.66%	1.64%	1.63%
Annualized net charge offs/average total loans	0.13%	0.41%	0.24%
Allowance for loan losses/total loans	1.33%	1.28%	1.34%
Efficiency ratio (FTE)	86.04%	113.76%	82.76%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual loans	$14,131	$12,882	$11,032
Loans > 90 days past due, but still accruing interest	2,167	3,182	2,957
Non-performing restructured loans	-	-	-
Other real estate owned	203	-	1,067
Total non-performing assets	$16,501	$16,064	$15,056

Other Selected Numbers (in thousands)
Loans charged off during the quarter, net of recoveries	$243	$738	$372
Quarterly average loans	$745,376	$719,619	$616,357
Quarterly average assets	$987,258	$968,290	$900,443
Quarterly average earning assets	$903,712	$884,348	$800,615
Quarterly average deposits	$778,834	$785,475	$779,483
Quarterly average equity	$96,287	$97,560	$94,482

Old Point Financial Corporation and Subsidiaries
Reconciliations of GAAP Measures to Non-GAAP Measures
(dollars in thousands, except per share data)
	Three Months Ended
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
	(unaudited)		(unaudited)

Net income (loss)	$942	$(2,889)	$942
Less:
Compensation expense for benefit plan termination (after tax)	-	2,211	-
Merger-related costs (after tax)	205	241	-
Tax expenses for tax asset reevaluation	-	1,218	-
Net operating earnings	$1,147	$781	$942

Weighted average shares outstanding (assuming dilution)	5,020,146	5,018,603	4,991,864
Earnings per share (GAAP)	$0.19	$(0.58)	$0.19
Net operating earnings per share (Non-GAAP)	$0.23	$0.16	$0.19

Quarterly average assets	$987,258	$968,290	$900,443
ROA (GAAP)	0.38%	(1.19%)	0.42%
Net operating ROA (non-GAAP)	0.46%	0.32%	0.42%

Efficiency ratio (FTE)	86.04%	113.76%	82.76%
Operating efficiency ratio (FTE)	84.21%	92.06%	82.76%